EMPEIRIA ACQUISITION CORP. COMMON STOCK AND WARRANTS TO COMMENCE
TRADING SEPARATELY ON AUGUST 12, 2011

NEW YORK, August 11, 2011 – Empeiria Acquisition Corp. (the “Company”) (OTCBB: EPAQU) announced today that Cohen & Company Capital Markets, LLC, the representative of the underwriters of its initial public offering of units, which was consummated on June 21, 2011, has notified the Company that commencing on Friday, August 12, 2011, the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units. Those units not separated will continue to trade on the Over-The-Counter Bulletin Board under the symbol “EPAQU” and each of the underlying common stock and warrants will trade on the Over-The-Counter Bulletin Board under the symbols “EPAQ” and “EPAQW”, respectively.

Cohen & Company Capital Markets, LLC acted as sole book-running manager and representative of the underwriters of the offering. The PrinceRidge Group LLC acted as co-manager of the offering. Ellenoff Grossman & Schole LLP acted as counsel to the Company and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. acted as legal counsel to the underwriters.

The Company is a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business.  The Company will not be required to make an acquisition in a particular industry, geographic region or of a minimum transaction value.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on June 15, 2011. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus relating to the offering may be obtained by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov, or from Cohen & Company Capital Markets, LLC, 1633 Broadway, 28th Floor, New York, NY 10019.

Company Contact:

Alan B. Menkes
Chief Executive Officer
(212) 887-1126